EXHIBIT 99.1

FOR IMMEDIATE RELEASE

NETWORK-1 ANNOUNCES ACQUISITION OF PATENT PORTFOLIO

PORTFOLIO RELATES TO THE INTERNET OF THINGS (IOT) AND MACHINE-TO-MACHINE INDUSTRIES

New York, New York - January 4, 2018 -- Network-1 Technologies, Inc. (NYSE American: NTIP), a company engaged in the acquisition, development, licensing and monetization of intellectual property, today announced the acquisition of a patent portfolio relating to several key technologies applicable to the Internet of Things (IoT) and Machine-to-Machine industries and next generation consumer mobile technologies.

The acquired portfolio includes twelve (12) issued United States patents relating to, among other things, the enabling technology for authenticating and using embedded sim cards in next generation IoT, Machine-to-Machine, and other mobile devices, including smartphones, tablets and computers. It is estimated that the annual sales of devices making use of embedded sim technology will exceed 500 million units by 2024 as they are used in an extremely wide assortment of connected devices.

In addition to the granted United States patents, the portfolio also includes seven (7) pending United States patent applications and nine (9) pending International patent applications. The patents are based on a series of patent applications filed as early as 2013 and have patent terms extending into 2033. Network-1 anticipates continuing to prosecute the pending patent applications and plans on filing several new patent applications with the United States Patent and Trademark Office based on the inventions contemplated by the original patent filings.

The newly acquired patent portfolio was acquired from M2M and IoT Technologies, LLC, an intellectual property development company in Evanston, Illinois ("M2M"). The Managing Member of M2M is John Nix, an entrepreneur and established inventor, and CEO of Vobal Technologies, LLC.   In 2016, Mr. Nix was recognized as "Creator of the Year" by the Intellectual Property Law Association of Chicago for his intellectual property related to embedded sim technology.  Mr. Nix earned B.S. in Physics from Davidson College, an MBA from Kellogg School of Management and a Masters in Engineering Management from Northwestern University.

"The acquisition of this patent portfolio is part of our continuing strategy to acquire intellectual property that we believe reflect significant developments in important technologies", said Corey M. Horowitz, Chairman and Chief Executive Officer of Network-1.  "We plan on working with Mr. Nix and M2M to further develop these pioneering inventions and pursuing licensing opportunities for these innovative technologies as the IoT and M2M markets further develop."

Mr. Nix stated, "I am pleased that Network-1 recognized the importance of my work with respect to embedded sim technology.  I look forward to working with Network-1 as a business partner to continue to fully develop my technology and to take advantage of the numerous licensing opportunities for the technologies described in the portfolio," he added.  "Without this kind of support, it is difficult for an individual inventor like myself to obtain adequate resources to pursue the development of important intellectual."

ABOUT NETWORK-1 TECHNOLOGIES, INC.

          Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies.  Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns fifty (50) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1's current strategy includes continuing to pursue licensing opportunities for its Remote Power Patent and its efforts to monetize its Cox Patent Portfolio, Mirror Worlds Patent Portfolio as well as the newly acquired patent portfolio from M2M.  Network-1's acquisition strategy is to focus on acquiring high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent and Mirror Worlds Patent Portfolio. Network-1's Remote Power Patent has generated licensing revenue in excess of $119,000,000 from May 2007 through September 30, 2017.  Since the acquisition of its Mirror Worlds Patent Portfolio in May 2013, Network-1 has achieved licensing and other revenue of $47,150,000 through September 30, 2017 with respect to its Mirror Worlds Patent Portfolio.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1's business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1's Annual Report on Form 10-K for the year ended December 31, 2016 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 filed with the Securities and Exchange Commission, including, among others, the effect on our business and results of operations of the November 13, 2017 jury verdict in the Hewlett-Packard trial invalidating certain claims of our Remote Power Patent and finding non-infringement, the ability of Network-1 to successfully execute its strategy to acquire high quality patents with significant licensing opportunities, Network-1's ability to achieve revenue and profits from its Cox Patent Portfolio and additional revenue and profit from its Mirror Worlds Patent Portfolio as well as intellectual property it may acquire in the future, the ability of Network-1 to enter into additional license agreements, the ability of Network-1 to continue to receive material royalties from its existing license agreements for its Remote Power Patent, the uncertainty of patent litigation and proceedings at the United States Patent and Trademark Office, the difficulty in Network-1 verifying royalty amounts owed to it by its licensees, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the continued viability of the PoE market, the risk in the future of Network-1 being classified as a Personal Holding Company, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein

Contacts:

Network-1 Technologies, Inc.
Corey M. Horowitz, 212-829-5770